Exhibit 10.25

N O N-Q U A L I F I E D   S T O C K  O P T I O N

Non-transferable

G R A N T  TO

(The “Optionee”)

the right to purchase from AirGate PCS, Inc. (the “Company”)

shares of its common stock, par value $0.01 per share (the “Stock”), at the price of per share

pursuant to and subject to the provisions of the AirGate 2001 Non-Executive Stock Option Plan (the “Plan”) and to the terms and conditions set forth on the reverse hereof. By accepting the Options, the Optionee shall be deemed to have agreed to the terms and conditions set forth in this Agreement and the Plan.

IN WITNESS WHEREOF, AirGate PCS, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the day and year first above written.

AIRGATE PCS, INC.

By:

Its: Authorized Officer

Option Grant Date:

     1. Grant of Option. AirGate PCS, Inc. (the “Company”) hereby grants to the Optionee named on the reverse hereof (“Optionee”), under the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan (the “Plan”), Nonqualified Stock Options to purchase from the Company (the “Options”), on the terms and conditions set forth in this agreement (this “Agreement”), the number of shares indicated on the reverse hereof of the Company’s $0.01 par value common stock (the “Stock”), at the exercise price per share set forth on the reverse hereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

     2. Vesting of Options. The Options shall vest (become exercisable) in accordance with the following schedule:

Vesting Schedule

Years of Continuous
Status as an Employee	Percent of Option
after Date of Grant	Shares Vested
Less than 1	0%
1	25%
2	50%
3	75%
4	100%

       For purposes of computing the number of Optioned Shares which Optionee has a right to acquire by exercise of these Options in accordance with the vesting schedule set forth above, fractional shares shall be disregarded and the next lower whole number of shares shall be used, rounding all fractions downward.

     3. Period of Options and Limitations on Right to Exercise. The Options will, to the extent not previously exercised, lapse upon the earliest to occur of the following circumstances:

       (a) 5:00 p.m., Eastern Time, on the tenth anniversary of the Date of Grant (the “Expiration Date”).

       (b) Three months after the termination of Optionee’s employment for any reason other than (i) for Cause (as defined below) or (ii) by reason of Optionee’s death or Disability (as defined in Section 3.1 of the Plan).

       (c) Six months after the date of the termination of Optionee’s employment by reason of Disability (as defined in Section 3.1 of the Plan).

       (d) Six months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (b) above or during the six-month period described in subsection (c) above and before the Options otherwise lapse. Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary.

       Notwithstanding any provision in the Plan or this Agreement to the contrary, if Optionee is terminated for Cause (as defined below), Optionee shall forfeit the right to exercise the Options as to all shares then subject to the Options, whether or not vested at that time.

       For the purposes of this Agreement, the term “Cause” has the meaning assigned to such term in any employment agreement between Optionee and the Company, or if there is no such employment agreement in effect, “Cause” means (1) continued neglect in the performance of duties assigned to Optionee (other than for a reason beyond the control of Optionee), or (2) egregious and willful misconduct by Optionee in connection with his or her employment, including without limitation, dishonesty or the continued intentional abuse of the Company’s customers or employees, or (3) Optionee’s final conviction of a felonious crime, or (4) repeated instances of drug or alcohol abuse or unauthorized absences by Optionee during scheduled work hours, or (5) Optionee’s repeated material failure to meet reasonable performance criteria as established by the Company or any Parent or Subsidiary of the Company and communicated to Optionee.

       The Board may, prior to the lapse of the Options under the circumstances described in paragraphs (b), (c) and (d) above, extend the time to exercise the Options as determined by the Board in writing. If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not an employee. If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the shares that were otherwise vested on Optionee’s termination of service.

     4. Exercise of Option. The Options shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Stock subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Stock shall be in (a) cash, (b) shares of Stock previously acquired by the purchaser which have been held by the purchaser for at least six months, or (c) any combination thereof, for the number of shares specified in such written notice. The Fair Market Value of surrendered Stock shall be the average of the high and low market prices reported in The Wall Street Journal at which a share of Stock shall have been sold on the last trading day immediately prior to the exercise date.

     5. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

     6. Withholding. The Company has the authority and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options. Such withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Options shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes.

     7. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Paragraph 5 any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the exercise of the Options. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Parent or Subsidiary.

     8. Stock Reserve. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.

     9. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or a Parent or Subsidiary. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable options. The Options may be exercised during the lifetime of the Optionee only by Optionee or any permitted transferee.

     10. Restrictions on Issuance of Shares. If at any time the Board shall determine in its discretion, that listing, registration or qualification of the shares of Stock covered by the Options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

     11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

     12. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

     13. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

     14. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

AirGate PCS, Inc.
Harris Tower, Suite 1700
233 Peachtree Street, NE
Atlanta, Georgia 30303
Attn: Secretary

or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.